Exhibit 10.4

ANACORTES MANIFEST RAIL TERMINALLING SERVICES AGREEMENT

This Anacortes Manifest Rail Terminalling Services Agreement (this “Agreement”) is effective as of the Commencement Date (as defined below), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and for purposes of Section 31(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), and Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), on the one hand, and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Customer”), on the other hand.

RECITALS

WHEREAS, on the date hereof, Customer will contribute certain assets to the General Partner, the General Partner will contribute those assets to the Partnership and the Partnership will contribute those assets to TLO pursuant to the Contribution, Conveyance and Assumption Agreement dated as of the date hereof (the “Contribution Agreement”);

WHEREAS, by virtue of its direct and indirect ownership interests in the Partnership, Customer has an economic interest in the financial and commercial success of the Partnership and its operating subsidiary, TLO; and

WHEREAS, Customer and TLO desire to enter into this Agreement to memorialize the terms of their commercial relationship related to the subject matter hereof.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

1.	DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Agreement” has the meaning set forth in the Preamble.

“Andeavor” means Andeavor, a Delaware corporation, and the parent company of Customer.

“API” means American Petroleum Institute.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.

“Heavy Oils Base Fee” means the per Barrel throughput fees at the Terminal as set forth on a Terminal Service Order multiplied by the actual throughput by Customer of Heavy Oils across the Terminal for the particular Month.

“BNSF” means BNSF Railway Company, a Delaware corporation.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Capacity Resolution” has the meaning set forth in Section 28(c).

“Carrier” means a third-party agent or contractor hired by Customer, who is in the business of transporting Products via railcars.

“Commencement Date” means November 8, 2017.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Customer” has the meaning set forth in the Preamble.

“Customer Group” has the meaning set forth in Section 23(a).

“Customer Termination Notice” has the meaning set forth in Section 27(b).

“Extension Period” has the meaning set forth in Section 2.

“Force Majeure” means events or circumstances, whether foreseeable or not, not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome, that prevent or limit performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, equipment, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.

“Force Majeure Notice” has the meaning set forth in Section 27(a).

“Force Majeure Period” has the meaning set forth in Section 27(a).

“General Partner” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Heavy Oils” mean waxy crude oil, atmospheric tank bottoms, and other refinery feedstocks.

“Initial Term” has the meaning set forth in Section 2.

“ITA” means the Industry Track Agreement, dated August 31, 2012, between BNSF and Customer, as amended, which was partially assigned to TLO on November 15, 2012, and fully assigned to TLO contemporaneously herewith.

“Manifest Railcar” means any single unit railcar, or small collection of railcars, in a shipment of Products to the Terminal for which BNSF would owe payment to Customer under Section 1.3 of the ITA.

“Manifest Railcar Loading and Unloading Capacity” means an aggregate volume of 5,000 Barrels per day of Heavy Oils to be loaded into or unloaded from Manifest Railcars at the Terminal.

“Minimum Heavy Oils Throughput Volume” means an aggregate volume of 95,660 Barrels of Heavy Oils per Month throughput across the Terminal; provided, however, that the Minimum Heavy Oils Throughput Volume for any partial calendar month during the Term of this Agreement shall be prorated in accordance with the ratio of the number of days in such Month to the total number of days in such Month.

“Month” means a calendar month.

“MTVF” means a Monthly fee calculated by multiplying the Minimum Heavy Oils Throughput Volume by the per Barrel throughput fees for Heavy Oils at the Terminal as set forth on a Terminal Service Order.

“Omnibus Agreement” means that certain Fourth Amended and Restated Omnibus Agreement, dated as of October 30, 2017, by and among Andeavor, Customer, Tesoro Companies, Inc., Tesoro Alaska Company LLC, the General Partner and the Partnership, as such agreement (and the schedules thereto) may be amended, supplemented or restated from time to time.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Change of Control” means Andeavor ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the General Partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.

“Partnership Group” has the meaning set forth in Section 23(b).

“Party” or “Parties” means that each of Customer and TLO is a “Party” and collectively are the “Parties” to this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Product” or “Products” means Heavy Oils, refinery catalysts and caustic chemicals and any other product as designated in a Terminal Service Order.

“Receiving Party Personnel” has the meaning set forth in Section 33(d).

“Refinery” means Customer’s refining facilities located at Anacortes, Washington.

“Related Agreements” means the Storage Service Agreement – Anacortes II, Transportation Services Agreement (Anacortes Short-Haul Pipelines), and the Anacortes Marine Terminal Operating Agreement entered into between Customer and TLO concurrently herewith.

“Restoration” has the meaning set forth in Section 28(b).

“Secondment Agreement” shall mean the First Amended and Restated Secondment and Logistics Services Agreement dated as of October 30, 2017, as amended, and related service orders.

“Shortfall Credit” has the meaning set forth in Section 13(b).

“Surcharge” has the meaning set forth in Section 11(a).

“Term” has the meaning set forth in Section 2.

“Terminal” means TLO’s Manifest Railcar terminal adjacent to the Refinery, consisting of a manifest rail loading and unloading facility.

“Terminal Service Order” has the meaning set forth in Section 13(a).

“Terminalling First Offer Period” has the meaning set forth in Section 30(b).

“Terminalling Right of First Refusal” has the meaning set forth in Section 30(b).

“Termination Notice” has the meaning set forth in Section 27(a).

“TLO” has the meaning set forth in the Preamble.

2.	TERM

(a) The initial term of this Agreement shall commence on the Commencement Date and shall be for a period of ten (10) years until the tenth (10th) anniversary of the Commencement Date (the “Initial Term”); provided, however, that Customer may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than three hundred sixty-five (365) calendar days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any Extension Period shall be referred to herein as the “Term.”

(b) If Customer has not provided written notice of its intent to extend the Initial Term for the first Extension Period pursuant to clause (a) above, TLO may, at its option, provide written notice to Customer no less than ninety (90) days prior to the end of the Initial Term to extend the Initial Term for an additional two (2) years.

3.	SERVICES

(a) Services. During the Term and subject to the terms and conditions of this Agreement and any Terminal Service Order, TLO shall make available to Customer at the Terminal the following services:

(i) Manifest Railcar loading and unloading services pursuant to Section 5;

(ii) Caustic chemicals and catalyst loading and unloading services pursuant to Section 6;

(iii) Railcar switching and railcar storage services pursuant to Section 7;

(iv) Track inspection and maintenance services pursuant to Section 8; and

(v) Any other services agreed upon in a Terminal Service Order.

(b) Exclusive Use. Subject to Applicable Law, during the Term, the Terminal shall be dedicated exclusively to the use of Customer, and TLO shall not use the Terminal to provide services for any third party, except upon specific directions from Customer.

(c) Existing Contractors. TLO may continue to utilize labor, equipment, materials and supplies provided by contractors under their existing service agreements with Customer to perform work to be performed by TLO hereunder, without the requirement that such existing contracts be amended, assigned or replaced. Such contracts with Customer may continue to cover the work to be provided by TLO hereunder, as provided under Section 4(a) of the Secondment Agreement, and TLO shall be responsible for the costs and expenses of such work performed by such contractors pursuant to those provisions of the Secondment Agreement.

4.	THROUGHPUT FEES

(a) Customer agrees to pay TLO the higher of the Heavy Oil Base Fee or the MTVF.

(b) Customer shall also pay to TLO such additional service fees as may be specified in a Terminal Service Order.

5.	MANIFEST RAILCAR LOADING AND UNLOADING

During the Term and subject to the terms and conditions of this Agreement and any Terminal Service Order, TLO shall provide loading and unloading services for Manifest Railcars as nominated by Customer for Heavy Oils up to the Manifest Railcar Loading and Unloading Capacity of the Terminal. Manifest Railcar loading and unloading services at the Terminal will be made available by TLO to Customer on 24/7/365 basis, as needed, except as otherwise provided in a Terminal Service Order.

6.	CAUSTIC CHEMICAL AND CATALYST LOADING AND UNLOADING

During the Term and subject to the terms and conditions of this Agreement and any Terminal Service Order, TLO shall provide railcar loading and unloading services for Customer’s caustic chemicals and catalysts at the Terminal.

7.	RAIL CAR SWITCHING AND STORAGE

During the Term and subject to the terms and conditions of this Agreement and any Terminal Service Order, TLO will provide Manifest Railcar switching services and railcar storage services on behalf of Customer. Switching services will be provided for all Manifest Railcars as requested by Customer. Under current operation BNSF delivers manifest railcars into the Refinery 6 days per week. There is a designated drop-off track (inbound) and a designated pick-up track (outbound). Switching activity covers movements between the drop-off track, pick-up track, offloading racks and storage tracks. Switching services will include assembling the cars that are scheduled to depart the Refinery on the outbound track prior to pick up by BNSF. Switching services at the Terminal will be made available by TLO to Customer on 24/7/365 basis, as needed, except as otherwise provided in a Terminal Service Order.

8.	TRACK INSPECTION AND MAINTENANCE

During the Term and subject to the terms and conditions of this Agreement and any Terminal Service Order, TLO will provide track inspection and maintenance services on behalf of Customer.

9.	STEAM SERVICES

Customer, at its sole cost and expense, shall provide TLO steam for the Terminal, measuring 1200 psig at 1500 ° F, pursuant to an applicable Terminal Service Order.

10.	REIMBURSEMENT FOR NEWLY IMPOSED TAXES AND REGULATORY FEES; EXCISE TAXES

(a) Prompt Reimbursement. Customer shall promptly pay or reimburse TLO for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that TLO incurs on Customer’s behalf for the services provided by TLO under this Agreement or any Terminal Service Order. If TLO is required to pay any of the foregoing, Customer shall promptly reimburse TLO in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 10(a) shall be specified in an applicable Terminal Service Order.

(b) Excise Tax Certification. Upon written request by TLO, Customer shall supply TLO with a completed signed original notification certificate of gasoline and diesel fuel registrant as required by the Internal Revenue Service’s excise tax regulation. Customer further agrees to comply with all Applicable Law with respect to such taxes.

(c) Exemption Certification. If Customer is exempt from the payment of any taxes allocated to Customer under the foregoing provisions, Customer shall furnish TLO with the proper exemption certificates.

11.	EXPENDITURE REQUIRED BY NEW LAWS AND REGULATIONS

(a) Surcharge. If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted (other than with respect to taxes and those matters that are addressed in Section 10 above) that require TLO to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Terminal, TLO may, subject to the terms of this Section 11, impose a surcharge to increase the applicable service fee (“Surcharge”), to cover Customer’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of Customer’s use of the services or facilities impacted by such new laws or regulations.

(b) Notification and Mitigation. TLO shall notify Customer of any proposed Surcharge to be imposed pursuant to Section 11(a) sufficient to cover the cost of any required capital projects and any ongoing increased operating costs. TLO and Customer then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than LIBOR plus six percent (LIBOR + 6%) as a Surcharge, with the understanding that TLO and Customer shall use their reasonable commercial efforts to mitigate the impact of, and comply with, such laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Terminal Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(c) Less Than 15% Surcharge. In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fee, Customer will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and TLO shall not terminate the affected service from this Agreement.

(d) 15% or More Surcharge. In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fee, TLO shall notify Customer of the amount of the Surcharge required to reimburse TLO for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(i) If within thirty (30) days of such notification provided in this Section 11(d), Customer does not agree to pay such Surcharge or to reimburse TLO up front for its costs, TLO may elect to either:

a.	require Customer to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable service fee; or

b.	terminate the service under this Agreement to which the Surcharge applies, upon notice to Customer.

(ii) TLO’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30) day period to the extent that TLO would be obligated to make such expenditures to continue performance during such period.

(e) Resolution of Surcharge. Following a resolution with respect to the amount and manner of payment of a Surcharge pursuant to this Section 11, the Parties shall execute an appropriate Terminal Service Order memorializing the terms of such resolution.

(f) Payment of Surcharge. In lieu of paying the Surcharge in connection with any required capital project, Customer may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of a project.

12.	RESERVED

13.	TERMINAL SERVICE ORDERS; PAYMENT

(a) Description. TLO and Customer shall enter into one or more terminal service orders for the Terminal substantially in the form attached hereto as Exhibit 1 (each, a “Terminal Service Order”). Upon a request by Customer pursuant to this Agreement or as deemed necessary or appropriate by TLO in connection with the services to be delivered pursuant hereto, TLO shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Terminal Service Order shall be effective until fully executed by both TLO and Customer.

(b) Included Items. Items available for inclusion on a Terminal Service Order include, but are not limited to, the following:

(i) The per Barrel throughput fees for Heavy Oils at the Terminal and the amount and structure of any additional service fees payable by Customer to TLO.

(ii) The terms and conditions for the provision of Heavy Oils railcar loading and unloading services pursuant to Section 5;

(iii) The terms and conditions for the provision of caustic chemical and catalyst loading and unloading services pursuant to Section 6;

(iv) The terms and conditions for the provision of Manifest Railcar switching and railcar storage services pursuant to Section 7;

(v) The terms and conditions for the provision of track inspection and maintenance services pursuant to Section 8;

(vi) The terms and conditions for the provision of any steam services pursuant to Section 9;

(vii) Any reimbursement pursuant to Section 10(a);

(viii) Any Surcharge pursuant to Section 11;

(ix) Measurement procedures to determine volumes of Products under Section 16; and

(x) Any other services as may be agreed.

(c) Monthly Shortfall Credit. If the Heavy Oils Base Fee is less than the MTVF, then Customer shall receive a “Shortfall Credit” equal to such difference.

(d) Monthly Reconciliation. Actual volumes of Heavy Oils throughput across the Terminal are to be determined Monthly in accordance with Section 16. The Shortfall Credit shall be credited as follows:

(i) The dollar amount of any Shortfall Credit included in the Monthly invoice will be posted as a credit to Customer’s account and may be applied against amounts owed by Customer for volumes in excess of the Minimum Heavy Oils Throughput Volume during any of the succeeding three (3) Months; and

(ii) Any portion of the Shortfall Credit that is not used by Customer during the succeeding three (3) Months will expire at the end of said three (3) Month period relating to the respective credit and be reset to zero.

(e) Invoices. TLO shall invoice Customer on a monthly basis and Customer shall pay all amounts due under this Agreement and any Terminal Service Order no later than ten (10) calendar days after Customer’s receipt of TLO’s invoices. Any past due payments owed by Customer shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase

Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(f) Conflict between Agreement and Terminal Service Order. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

14.	TITLE AND RISK OF LOSS; CUSTODY AND CONTROL

(a) Title and Risks of Loss. Title and the risk of loss or damage to the Products shall remain at all times with the owner of the Product.

(b) Custody and Control. For Products received at the Terminal, TLO will have custody of the Products from the time the railcar containing the Products enters the Terminal and the Carrier’s locomotive crew has disconnected from such railcar until such time as the Products are delivered by TLO to Customer at the Refinery. For Products delivered from the Terminal, TLO will have custody of the Products until the Products are delivered into Customer’s railcar or the railcar of Customer’s Carrier.

15.	PRODUCT QUALITY

Customer warrants that all Products delivered under this Agreement and any Terminal Service Order shall meet the latest mutually agreed upon specifications for that Product upon receipt at the Terminal and contain no deleterious substances or concentrations of any contaminants that may make it or its components commercially unacceptable in general industry application. Customer shall not deliver to the Terminal any Products which: (i) would in any way be injurious to the Terminal; (ii) would contaminate or otherwise downgrade the quality of the Products stored in TLO’s storage tanks; or (iii) otherwise do not meet applicable Product specifications for such Product that are customary in the location of the Terminal. If, however, there are Products that do not have such applicable specifications, the specifications shall be mutually agreed upon by the Parties. Should Customer’s Products not comply with any minimum quality standards set forth in this Agreement or any Terminal Service Order, Customer shall be liable for all loss, damage and cost incurred thereby.

16.	MEASUREMENT AND VOLUME LOSSES

(a) Methods of Measurement.

(i) All quantities of liquid petroleum Products received or delivered by or into railcars shall be measured and determined based upon the meter readings at the Terminal, or if such meters are unavailable, by applicable calibration tables, or, in the case of deliveries to the Terminal based upon the loading tickets received by Customer at the place of loading for Customer’s railcars, or as otherwise set forth on a Terminal Service Order.

(ii) All quantities of liquid petroleum Products shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or latest revisions thereof. Meters and temperature probes shall be calibrated according to applicable API standards. Customer shall have the right, at its sole expense, and in accordance with rack location procedure, to independently certify such calibration. Storage tank gauging shall be performed by TLO’s personnel. TLO’s gauging shall be deemed accurate unless challenged by an independent certified gauger. Customer may perform joint gauging at its sole expense with TLO’s personnel at the time of delivery or receipt of Product, to verify the amount involved. If Customer should request an independent gauger, such gauger must be acceptable to TLO and such gauging shall be at Customer’s sole expense.

(b) Measurement and Volume Loss Control Practices.

(i) TLO shall have no obligation to measure volume gains and losses.

(ii) Subject to Section 22(c), TLO shall be responsible to Customer only for Product losses and/or shortages resulting from the negligent or wrongful acts and omissions of TLO; provided that TLO shall not be responsible to Customer for any Product losses and/or shortages for which Customer is compensated by its cargo/inventory insurance carrier, including through the cargo/inventory insurance coverage required by Section 24. If Customer fails to maintain the cargo/inventory insurance coverage required by Section 24, then TLO shall also not be responsible to Customer for any Product losses and/or shortages to the extent Customer would have been compensated by its insurance carrier had Customer maintained the cargo/inventory insurance coverage required by Section 24.

(iii) Customer shall be responsible for all Product losses and/or shortages it may suffer other than those covered by Section 16(b)(ii).

17.	RESERVED

18.	DELIVERIES INTO RAILCARS

Prior to transporting any Products loaded into railcars at the Terminal, TLO shall make or cause to be made, the following certifications on the delivery receipt or bill of lading covering the Products received:

“If required by 49 C.F.R. 172.204, this is to certify that the above-named materials are properly classified, described, packaged, marked and labeled, and are in proper condition for transportation according to the applicable regulations of the Department of Transportation. Carrier hereby certifies that the cargo tank used for this shipment is a proper container for the commodity loaded therein and complies with Department of Transportation specifications and certifies that cargo tank is properly placarded and marked to comply with regulations pertaining to hazardous materials.”

TLO shall require each Carrier coming into the Terminal to expressly agree in writing to be bound by the provisions of a carrier access agreement with respect to withdrawals and loading of Products hereunder and to conduct its operations at the Terminal in a safe manner, in accordance with all Applicable Law.

19.	ACCOUNTING PROVISIONS AND DOCUMENTATION

(a) Required Reports. TLO shall furnish Customer with the following reports covering services hereunder involving Customer’s Products:

(i) within ten (10) Business Days following the end of the Month, a statement showing, by Product: (A) Customer’s monthly aggregate deliveries into the Terminal; (B) Customer’s monthly receipts from the Terminal; and (C) calculation of all Customer’s monthly terminalling fees;

(ii) a copy of any meter calibration report, to be available for inspection upon reasonable request by Customer at the Terminal following any calibration; and

(iii) upon delivery from the Terminal, a hard copy bill of lading to the Carrier for each delivery; upon reasonable request only, a hard copy bill of lading shall be provided to Customer’s accounting group; upon each delivery from the Terminal, bill of lading information shall be sent electronically through a mutually agreeable system.

20.	AUDIT AND CLAIMS PERIOD

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

21.	LIEN WAIVERS

TLO hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all applicable laws, which TLO would or might otherwise have under or with respect to the Products throughput, stored or handled hereunder. TLO further agrees to furnish documents reasonably acceptable to Customer and its lender(s) (if applicable), and to cooperate with Customer in assuring and demonstrating that Products titled in Customer’s name shall not be subject to any lien on the Terminal or TLO’s Products throughput or stored there.

22.	LIMITATION ON LIABILITY

(a) No Special Damages. Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, NEGLIGENCE, OR STRICT LIABILITY OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect special damages actually awarded to a third party or assessed by a governmental authority and for which a Party is properly entitled to indemnification from the other Party pursuant to the express provisions of this Agreement.

(b) Demurrage. Except as otherwise provided in a Terminal Service Order, TLO will have no liability for demurrage, except (i) if such demurrage is the result of TLO’s gross negligence or willful misconduct, or (ii) to the extent caused by TLO’s contractors, subcontractors or agents, and then only up to the amounts TLO is able to recover from its contractors, subcontractors and/or agents.

(c) Claims and Liability for Lost Product. TLO shall not be liable to Customer for lost or damaged Product unless Customer notifies TLO in writing within ninety (90) days of the report of any incident or the date Customer learns of any such loss or damage to the Product. TLO’s maximum liability to Customer for any lost or damaged Product shall be limited to (i) the lesser of (1) the replacement value of the Product at the time of the incident based upon the price as posted by Platts or similar publication for similar Product in the same locality, and if no other similar Product is in the locality, then in the state, or (2) the actual cost paid for the Product by Customer (copies of Customer’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Product.

(d) No Guarantees or Warranties. Except as expressly provided in the Agreement, neither Customer nor TLO makes any guarantees or warranties of any kind, expressed or implied, with respect to the subject matter hereof.

23.	INDEMNITIES

(a) TLO Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, TLO shall release, defend, protect, indemnify, and hold harmless Customer, its carriers, and each of its and their respective affiliates, officers, directors, employees, agents, contractors, successors, and assigns (excluding any member of the Partnership Group) (collectively the “Customer Group”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of Customer, TLO or the General Partner, and, as applicable, their carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to Customer, TLO and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for herein), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of TLO or the General Partner in connection with the ownership or operation of the Terminal and the services provided hereunder, and, as applicable, their carriers, customers (other than Customer), representatives, and agents, or those of their respective employees with respect to such matters, and (iv) any losses incurred by the Customer Group due to violations of this Agreement or any Terminal Service Order by TLO, or, as applicable, its customers (other than Customer), representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP.

(b) Customer Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, Customer shall release, defend, protect, indemnify, and hold harmless TLO, General Partner, the Partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (collectively the “Partnership Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TLO, the General Partner, Customer, and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO, Customer, and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for herein); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Customer, in connection with Customer’s use of the Terminal and the services provided hereunder and Customer’s Products stored hereunder, and, as applicable, its Carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by the Partnership Group due to violations of this Agreement or any Terminal Service Order by Customer, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT CUSTOMER SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TLO OR ANY MEMBER OF THE PARTNERSHIP GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF TLO OR ANY MEMBER OF THE PARTNERSHIP GROUP.

(c) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a claim is reported or discovered, whichever is earlier.

(d) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 23 are independent of any insurance requirements as set out in Section 24, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(e) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

(f) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(g) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

24.	INSURANCE

(a) Minimum Limits. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, Customer shall maintain at their expense the below listed insurance in the amounts specified below, or self-insurance in such amounts as may be agreed pursuant to a Terminal Service Order. Such insurance shall provide coverage to TLO and such policies, other than Worker’s Compensation Insurance, shall include TLO as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to TLO, and eligible to do business in the state where the Terminal is located and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that Customer and/or the Carrier may procure worker’s compensation insurance from the state fund of the state where the Terminal is located. All limits listed below are required MINIMUM LIMITS:

(i) Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the state where the Terminal is located, in limits not less than statutory requirements;

(ii) Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii) Commercial General Liability Insurance, including contractual liability insurance covering Carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TLO or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by Customer;

(iv) Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by Customer or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(v) Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi) Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii) Cargo/Inventory Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party insurance to adequately cover all Products owned by Customer located at the Terminal.

(b) Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TLO, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

(c) Copies of Insurance Certificates or Policies. Upon execution of this Agreement, Customer will furnish to TLO, and at least annually thereafter (or at any other times upon request by TLO) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein.

(d) Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TLO and shall provide that there will be no material change in or cancellation of the policies unless TLO is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TLO prior to policy expiration.

(e) Responsibility for Deductibles. Customer shall be solely responsible for any deductibles or self-insured retention.

25.	GOVERNMENT REGULATIONS

(a) Customer Certification. Customer certifies that none of the Products covered by this Agreement or any Terminal Service Order were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

(b) Licenses and Permits. If applicable, TLO shall maintain all necessary licenses and permits for its operation the Terminal.

(c) Compliance with Applicable Law. The Parties are entering into this Agreement and any Terminal Service Order in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the Terminal. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement and any Terminal Service Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement and any Terminal Service Order shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement and any Terminal Service Order shall remain effective.

(d) Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement or any Terminal Service Order and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Terminal Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or to an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

26.	SUSPENSION OF REFINERY OPERATIONS

(a) No Termination. This Agreement shall continue in full force and effect regardless of whether Customer decides to permanently or indefinitely suspend refining operations at the Refinery for any period.

(b) Continued Liability for MTVF. If refining operations at the Refinery are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then Customer shall remain liable for the MTVF for the duration of the suspension.

27.	FORCE MAJEURE

(a) Definitions and Notice. As soon as possible upon the occurrence of a Force Majeure, TLO shall provide Customer with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). For the duration of the Force Majeure Period, Customer shall be permitted to reduce the applicable Manifest Railcar Loading and Unloading Capacity as provided in Section 28(b). If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 28 below, at any time after TLO delivers such Force Majeure Notice, either Party may terminate this Agreement with respect to the terminalling service to which the Force Majeure applies, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 27(a) to terminate this Agreement as a result of a Force Majeure if the Terminal has been restored to working order since the applicable Force Majeure, including pursuant to a Restoration.

(b) Revocation of Customer Termination Notice. Notwithstanding the foregoing, if Customer delivers a Termination Notice to TLO (the “Customer Termination Notice”) and, within thirty (30) days after receiving such Customer Termination Notice, TLO notifies Customer that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time and Customer mutually agrees (which agreement shall not be unreasonably withheld), then the Customer Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Customer Termination Notice had never been given.

28.	CAPABILITIES OF FACILITIES

(a) Service Interruption. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TLO shall use reasonable commercial efforts to minimize the interruption of service at the Terminal and any portion thereof. TLO shall promptly inform Customer operational personnel of any anticipated partial or complete interruption of service at the Terminal, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TLO is taking to resume full operations, provided that TLO shall not have any liability for any failure to notify, or delay in notifying, Customer of any such matters except to the extent Customer has been materially prejudiced or damaged by such failure or delay.

(b) Restoration of Capacity. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TLO shall maintain the Terminal in a condition and with a capacity sufficient to throughput a volume of Customer’s Heavy Oils at least equal to the Manifest Railcar Loading and Unloading Capacity. TLO’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or any interruption of service that prevents TLO from throughput a volume of Customer’s Heavy Oils at least equal to the Manifest Railcar Loading and Unloading Capacity. To the extent TLO is prevented from throughput a volume of Customer’s Heavy Oils at least equal to the Manifest Railcar Loading and Unloading Capacity for reasons of Force Majeure or other interruption of service, then Customer’s obligation to pay the MTVF shall be reduced proportionately. At such time as TLO is capable of throughputting a volume of Customer’s Heavy Oils at least equal to the Manifest Railcar Loading and Unloading Capacity, Customer’s obligation to pay the full MTVF shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput capacity of the Terminal should fall below the Manifest Railcar Loading and Unloading Capacity, then within a reasonable period of time after the commencement of such reduction, TLO shall make repairs to the Terminal (to the extent it is able to do so) to restore the capacity of the Terminal to that required to throughput a volume of Customer’s Heavy Oils at least equal to the Manifest Railcar Loading and Unloading Capacity (“Restoration”). Except as provided below in Section 28(c), all of such Restoration shall be at TLO’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of Customer, its employees, agents or customers or the failure of Customer’s Products to meet the specifications as provided for in Section 15(a).

(c) Capacity Resolution. In the event of the failure of TLO to maintain the Terminal in a condition and with a capacity sufficient to throughput a volume of Customer’s Heavy Oils equal to the Manifest Railcar Loading and Unloading Capacity (for reasons other than Force Majeure), then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the Terminal which will, among other things, specify steps to be taken by TLO to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration TLO’s economic considerations relating to costs of the repairs and Customer’s requirements concerning its refining and marketing operations. TLO shall use commercially reasonable efforts to continue to provide throughput of Customer’s Products at the Terminal, to the extent the Terminal has capability of doing so, during the period before Restoration is completed. In the event that Customer’s economic considerations justify incurring additional costs to restore the

Terminal in a more expedited manner than the time schedule determined in accordance with the preceding sentence, Customer may require TLO to expedite the Restoration to the extent reasonably possible, subject to Customer’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan in which Customer agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement in connection with a Force Majeure, so long as such Restoration is completed with due diligence, and Customer shall pay its portion of the Restoration costs to TLO in advance based on an estimate based on reasonable engineering standards promulgated by the Association for Facilities Engineering. Upon completion, Customer shall pay the difference between the actual portion of Restoration costs to be paid by Customer pursuant to this Section 28(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of TLO’s invoice therefor, or, if appropriate, TLO shall pay Customer the excess of the estimate paid by Customer over TLO’s actual costs as previously described within thirty (30) days after completion of the Restoration.

(d) Restoration. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TLO either (i) refuses or fails to meet with Customer within the period set forth in Section 28(c), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 28(c), or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, Customer may, as its sole remedy for any breach by TLO of any of its obligations under Section 28(c), require TLO to complete a Restoration of the Terminal, subject to and to the extent permitted under the terms, conditions and/or restrictions of applicable leases, permits and/or Applicable Law. Any such Restoration required under this Section 28(d) shall be completed by TLO at Customer’s cost. TLO shall use commercially reasonable efforts to continue to provide throughput of Customer’s Products at the Terminal, during the period while such Restoration is being completed. Any work performed by TLO pursuant to this Section 28(d) shall be performed and completed in a good and workmanlike manner consistent with applicable industry standards and in accordance with all Applicable Law. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, Customer may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TLO of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations as described herein.

29.	TERMINATION

(a) Default. A Party shall be in default under this Agreement if:

(i) the Party breaches any provision of this Agreement, a Terminal Service Order or any of the Related Agreements, which breach has a material adverse effect on the other Party (with such material adverse effect being determined based on this Agreement and all Terminal Service Orders considered as a whole), and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) Rights upon Default. If either of the Parties is in default as described above, then (A) if Customer is in default, TLO may or (B) if TLO is in default, Customer may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement; and/or (3) pursue any other remedy at law or in equity.

(c) Obligation to Cure Breach. If a Party breaches any provision of this Agreement, a Terminal Service Order or a Related Agreement, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

30.	RIGHT TO ENTER INTO A NEW MANIFEST RAIL TERMINALLING AGREEMENT

(a) New Terminalling Services Agreement. Upon termination of this Agreement or a Terminal Service Order for reasons other than (x) a default by Customer and (y) any other termination of this Agreement or a Terminal Service Order initiated by TLO pursuant to Section 29, Customer shall have the right to require TLO to enter into a new manifest rail terminalling services agreement with Customer that (i) is consistent with the terms set forth in this Agreement, (ii) relates to the Terminal, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however; that the term of any such new terminalling services agreement shall not extend beyond November 7, 2037.

(b) Terminalling Right of First Refusal. In the event that TLO proposes to enter into a manifest rail terminalling services agreement with a third party for rail services to the Refinery within two (2) years after the termination of this Agreement for reasons other than (x) by default by Customer and (y) any other termination of this Agreement initiated by TLO pursuant to Section 29, TLO shall give Customer ninety (90) days’ prior written notice of any proposed new manifest rail terminalling services agreement with a third party for rail services to the Refinery, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon Customer’s receipt of such written notice) (the “Terminalling First Offer Period”) in which Customer may make a good faith offer to enter into a new manifest rail terminalling agreement with TLO for rail services to the Refinery (the “Terminalling Right of First Refusal”). If Customer makes an offer on terms no less favorable to TLO than the third-party offer with respect to such manifest rail terminalling services agreement during the Terminalling First Offer Period, then TLO shall be obligated to enter into a manifest rail terminalling services agreement with Customer on the terms set forth in Customer’s offer to TLO. If Customer does not exercise its Terminalling Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party manifest rail terminalling services agreement. If no third party agreement is consummated during such ninety-day period, the terms and conditions of this Section 30(b) shall again become effective.

31.	ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

(a) Assignment to TLO. As of the Commencement Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to TLO. Upon such assignment to TLO, TLO shall have all of the respective rights and obligations set forth herein during the Term of this Agreement.

(b) Customer Assignment to Third Party. Customer shall not assign all of its obligations hereunder or under a Terminal Service Order without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however; that Customer may assign this Agreement, without TLO’s consent, in connection with a sale by Customer of the Refinery so long as the transferee: (i) agrees to assume all of Customer’s obligations under this Agreement; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Customer in its reasonable judgment.

(c) TLO Assignment to Third Party. TLO shall not assign its rights or obligations under this Agreement without Customer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) TLO may assign this Agreement without Customer’s consent in connection with a sale by TLO of the Terminal so long as the transferee: (A) agrees to assume all of TLO’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment; and (C) is not a competitor of Customer; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.

(d) Notification of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement and any Terminal Service Orders shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(e) Partnership Change of Control. Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control. TLO shall provide Customer with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

32.	NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Customer, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

Attention: General Counsel

If to TLO, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

33.	CONFIDENTIAL INFORMATION

(a) Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 33. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TLO that was in the possession of Customer or any of its affiliates as a result of their ownership or operation of the Terminal prior to the Commencement Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 33, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 33(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 33, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 33 shall survive the termination of this Agreement for a period of two (2) years.

34.	MISCELLANEOUS

(a) Termination of Anacortes Mutual Track Use Agreement. That certain Anacortes Mutual Track Use Agreement, dated November 15, 2012, between Customer and TLO is hereby terminated effective as of the Commencement Date.

(b) Amendment of Terminal Service Order. That certain Terminal Service Order Rail Services #2, dated October 1, 2016, between Customer and TLO under that certain Terminalling Services Agreement – Anacortes, dated July 1, 2014, is hereby amended, effective as of the Commencement Date, to delete paragraph (b) thereof regarding switching services.

(c) Amendment or Modification. This Agreement and any Terminal Service Orders may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement or a Terminal Service Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, a Terminal Service Order or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or a Terminal Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(d) Integration. This Agreement, together with the Schedules and Terminal Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Contribution Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Omnibus Agreement, the provisions of the Omnibus Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.

(e) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement shall not be interpreted against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or.”

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(f) Applicable Law; Forum, Venue and Jurisdiction. This Agreement and any Terminal Service Orders shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any Terminal Service Order brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(g) Counterparts. This Agreement and any Terminal Service Order hereunder may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(h) Severability. Whenever possible, each provision of this Agreement and any Terminal Service Order will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement, a Terminal Service Order or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i) No Third Party Rights. Except as specifically provided in Section 23 herein, it is expressly understood that the provisions of this Agreement or any Terminal Service Order do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(j) Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Commencement Date.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:	/S/ STEVEN M. STERIN	By:	/S/ GREGORY J. GOFF
	Steven M. Sterin		Gregory J. Goff
	President and Chief Financial Officer		President

Solely in respect of Section 31(a) only:

ANDEAVOR LOGISTICS LP

By:	TESORO LOGISTICS GP, LLC,
its general partner

By:	/S/ STEVEN M. STERIN
Steven M. Sterin
President and Chief Financial Officer

Solely in respect of Section 31(a) only:

TESORO LOGISTICS GP, LLC

By:	/S/ STEVEN M. STERIN
Steven M. Sterin
President and Chief Financial Officer

Signature Page to Anacortes Manifest Rail Terminalling Services Agreement -

EXHIBIT 1

FORM OF TERMINAL SERVICE ORDER

ANACORTES MANIFEST RAIL TERMINAL [     ] — ___, 20__)

This Terminal Service Order is entered as of ___, 20__, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Anacortes Manifest Rail Terminalling Services Agreement, dated as of November 8, 2017, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Andeavor Logistics LP, a Delaware limited partnership (the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Section 13 of the Agreement, the parties hereto agree to the following provisions:

[Insert applicable provisions:

(i) The per Barrel throughput fees for Heavy Oils at the Terminal and the amount and structure of any additional services fees payable by Customer to TLO;

(ii) The terms and conditions for the provision of railcar loading and unloading services pursuant to Section 5;

(iii) The terms and conditions for the provision of caustic chemical and catalyst loading and unloading services pursuant to Section 6;

(iv) The terms and conditions for the provision of manifest railcar switching services pursuant to Section 7;

(v) The terms and conditions for the provision of track inspection and maintenance services pursuant to Section 8;

(vi) The terms and conditions for the provision of any steam services pursuant to Section 9;

(vii) Any reimbursement pursuant to Section 10(a);

(viii) Any Surcharge pursuant to Section 11;

(ix) Measurement procedures to determine volumes of Products under Section 16; and

(x) Any other services as may be agreed.]

Exhibit 1 –

Anacortes Manifest Rail Terminalling Services Agreement

Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.

[Signature Page Follows]

Exhibit 1 –

Anacortes Manifest Rail Terminalling Services Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

	TESORO LOGISTICS OPERATIONS LLC	TESORO REFINING & MARKETING COMPANY LLC

By:		By:
	Name:		Name:
	Title:		Title:

Exhibit 1 –

Anacortes Manifest Rail Terminalling Services Agreement